Filed pursuant to Rule 433
May 11, 2011
Preliminary Prospectus Supplement dated May 11, 2011 to
Prospectus dated December 4, 2008
Registration No. 333-155932
General Mills, Inc.
$400,000,000 Floating Rate Notes due 2014
Pricing Term Sheet
May 11, 2011

Issuer:	General Mills, Inc.

Size:	$400,000,000

Maturity:	May 16, 2014

Price to Public:	100%

Interest Rate Basis:	LIBOR

Index Maturity:	3 months

Spread:	+35 basis points

Interest Payment Dates:	Quarterly on February 16, May 16, August 16, and November 16, commencing August 16, 2011

Interest Reset Dates:	February 16, May 16, August 16, and November 16, commencing August 16, 2011

Interest Determination Dates:	Second business day prior to each Interest Reset Date

Day Count Convention:	Actual/360

Redemption Provisions:	None

Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	May 11, 2011

Settlement:	May 16, 2011

Use of Proceeds:	To repay a portion of outstanding commercial paper

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	370334 BK9 / US370334BK90

Joint Book-Running Managers:	Barclays Capital Inc.

Citigroup Global Markets Inc.
Simultaneously with this offering, we are offering $300,000,000 1.55% Notes due 2014 pursuant to a prospectus supplement dated May 11, 2011. This offering is not conditioned upon the closing of the offering of $300,000,000 1.55% Notes due 2014.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.